Exhibit (a)(12) Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                               Six
                                                                                                               Months
                                                                                                               Ended
                                                                          Year Ended 30 September              31 Mar
                                                       ----------------------------------------------------   ---------
                                                        1994       1995       1996       1997       1998         1999
                                                       ------     ------     ------     ------     ------     ---------
                                                                           (Millions of dollars)
Earnings:

Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                             $233.5      $368.2    $416.4     $429.3     $546.8      $233.3

Add (deduct):
   Provision for income taxes                             95.2       186.2     195.5      203.4      280.9       107.7

   Fixed charges, excluding capitalized
    interest                                              127.1      148.8     184.0      233.0      202.8        98.0

   Capitalized interest amortized during
    the period                                              8.0        9.1       9.4        8.3        7.4         3.0

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates              (2.8)     (25.4)    (40.6)     (31.1)     (25.3)      (17.3)
                                                         ------     ------    ------     ------    -------      ------
     Earnings, as adjusted                               $461.0     $686.9    $764.7     $842.9    1,012.6      $424.7
                                                         ======     ======    ======     ======    =======      ======

Fixed Charges:

Interest on indebtedness, including
  capital leaseobligations                               $118.2     $139.4    $171.7     $217.8     $186.7       $89.6

Capitalized interest                                        9.7       18.5      20.0       20.9       18.4        11.4

Amortization of debt discount premium
  and expense                                                .8         .2       1.5        1.8        1.9          .9

Portion of rents under operating leases
  representative of the interest factor                     8.1        9.2      10.8       13.4       14.2         7.5
                                                         ------     ------    ------     ------     ------       -----

Fixed charges                                            $136.8     $167.3    $204.0     $253.9     $221.2      $109.4
                                                         ======     ======    ======     ======     ======      ======
Ratio of Earnings to Fixed Charges:                         3.4        4.1       3.7        3.3        4.6         3.9
                                                         ======     ======    ======     ======     ======      ======

